Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	Becky Herrick
408-952-8449	415-433-3777
investorrelations@raesystems.com	bherrick@lhai.com
VECTOR CAPITAL COMPLETES ACQUISITION OF RAE SYSTEMS INC.
SAN JOSE, CALIF. — June 16, 2011 — RAE Systems Inc. (NYSE Amex: RAE) (“RAE” or “the Company”), a leader in delivering innovative sensor solutions to serve industrial, energy, environmental, and government safety markets worldwide, announced the completion of its acquisition by an affiliate of Vector Capital, for $2.25 per share in cash (without interest).
The merger was approved by RAE’s stockholders at a special meeting of stockholders held on June 9, 2011. RAE common stock will be delisted from the New York Stock Exchange.
UBS Investment Bank is acting as financial advisor to the Special Committee of the Board of Directors of RAE, and Fenwick & West LLP is acting as RAE’s legal advisor. Shearman & Sterling LLP is acting as Vector’s legal advisor and Silicon Valley Bank is providing financing for the transaction.
About RAE Systems
RAE Systems is a leading global provider of rapidly deployable connected, intelligent gas detection systems that enable real-time safety and security threat detection. RAE Systems products are used in more than 95 countries by many of the world’s leading corporations and government agencies. RAE Systems offers a full line of wirelessly enabled solutions including personal, hand-held, transportable, and fixed instruments designed to meet the needs of any usage scenario. Applications include energy production, refining, industrial and environmental safety, public venue safety, and government first responder markets. For more information about RAE Systems, please visit raesystems.com.
About Vector Capital
With over $2 billion of capital, Vector Capital is a leading global private equity firm specializing in spinouts, buyouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are Aladdin Knowledge Systems, Certara, Corel, LANDesk, Precise Software, Printronix, Register.com,

SafeNet, Savi Technology, Trafficmaster, WatchGuard Technologies, and WinZip. For more information, visit www.vectorcapital.com.
Safe Harbor Statement
This press release may contain “forward-looking” statements, as that term is used in Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation: expressions of “belief,” “anticipation,” or “expectations” of management; statements as to industry trends or future results of operations of RAE Systems and its subsidiaries; and other statements that are not historical fact. These types of statements address matters that are subject to risks and uncertainties, which could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to, failure to consummate the divestiture of RAE Systems’ interest in its Fushun joint venture, general economic and industry factors and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K and Form 10-Q filings, available online at http://www.sec.gov. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.
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